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News Flash!	[QUOTESMITH.COM LOGO]	www.insure.com

8205 South Cass Avenue, Darien, Illinois 60561    Telephone (630) 515-0170

FOR IMMEDIATE RELEASE

Contact:	Phillip A. Perillo Chief Financial Officer (630) 515-0170, ext. 295 phil@insure.com

Quotesmith.com Announces Agreement to
Acquire Assets of Life Quotes, Inc., Plus $13 Million
Equity Investment by Zions Bancorporation

Acquisition expected to add $10 million of
annualized revenue, accelerate path to profitability

DARIEN, IL (March 3, 2004)—Quotesmith.com (NASDAQ SmallCap: QUOT) today announced that it has reached a definitive agreement to acquire the assets of privately held Life Quotes, Inc., an Evergreen, Colorado-based life insurance agency. Terms of the agreement were not disclosed.

        Quotesmith.com also announced today an agreement to sell 2.36 million shares of its common stock to Zions Bancorporation (Nasdaq: ZION) for $5.50 net per share, thus raising $13 million in new capital, which is contingent upon the closing of the Life Quotes asset acquisition. After the completion of this capital transaction, Quotesmith.com will have 7.3 million outstanding common shares, with Zions holding a 32 percent equity interest and one board seat.

        The Life Quotes acquisition is expected to double the revenues of Quotesmith.com and accelerate the Company's path to profitability. The combined firm will serve an installed customer base of 200,000 policyholders.

        These agreements, which are subject to shareholder approval, are expected to close in the second quarter of 2004. Members of the Quotesmith.com management team holding more than 60 percent of the firm's outstanding capital stock have indicated their intention to vote in favor of these transactions at an upcoming shareholders' meeting.

        Founded in 1979, Life Quotes is a highly regarded marketer of term life insurance utilizing direct response marketing methods combined with a call center staffed with licensed agents.

        For Quotesmith.com, the ability to offer personal advice and service by phone will add muscle to the firm's retail insurance distribution capabilities and give every customer the choice of buying online or by phone. These additional service capabilities will also help Quotesmith.com better position itself to provide turnkey online insurance solutions for banks, an area that Quotesmith.com believes has growth potential.

        "This acquisition fulfills several key strategic objectives for Quotesmith.com and underscores our commitment to serve the emerging self-directed insurance buyer," said Quotesmith.com chairman and CEO, Robert Bland. "The acquisition of Life Quotes adds a new operating unit with a strong track record of growth, profitability and recurring revenue. Ken Manley and his team of insurance professionals have built a terrific business that we expect to contribute $10 million of revenue on an annualized basis. We are also delighted to welcome Zions Bancorporation as a new shareholder at this very exciting time of growth and expansion for us."

        "Quotesmith.com and Life Quotes have complementary missions," said Ken Manley, Life Quotes founder and president. "Combining Quotesmith's innovative online capabilities with our telephone sales expertise will substantially enhance the customer experience and strengthen the competitive posture of the combined firm at the same time."

        Quotesmith.com CFO, Philllip Perillo remarked, "The Life Quotes acquisition is attractive for our shareholders because it places us on an accelerated path to profitability and positive cash flow. We also expect the Life Quotes acquisition to expand our profit margins over time, primarily through cross-selling opportunities, higher production bonus revenue and the sharing of core operational costs across a much larger revenue base."

        Life Quotes employs 80 insurance professionals and will continue to be operated as a stand alone profit center in Evergreen, Colorado by current management, with the exception of Ken Manley, who will retire from day-to-day management of the company.

        Life Quotes had revenue of approximately $10.4 million in 2003 and is profitable. As previously reported in its year-end financial release, Quotesmith.com had cash and investments totaling $15.2 million as of December 31, 2003 with no debt.

        Mystic Capital Advisors Group, LLC provided advisory services to Quotesmith.com, Inc. on the transaction.

Revised Business Outlook

        In light of today's announcements, which include financial uncertainties relative to the timing and final cost of the pending Life Quotes asset acquisition, Quotesmith.com is withdrawing its previously-issued 2004 financial guidance at this time. Investors should no longer rely upon the 2004 financial guidance which was issued on February 4, 2004 because such guidance did not include the proposed asset acquisition of Life Quotes.

        The Company's policy is to not confirm, update or otherwise comment on its financial projections except in compliance with Regulation FD. The projections in the guidance provided above are forward-looking statements and are subject to a number of risks and uncertainties as described in "Cautions about Forward-Looking Statements" below.

About Life Quotes, Inc.

        Life Quotes, Inc. was founded in 1979 by Kenneth L. Manley as a traditional life insurance agency. In 1990, Life Quotes began to pursue a business model that uses direct response advertising with licensed agents operating in a call center model. Life Quotes, Inc. is based in Evergreen, Colorado and has over 80 employees serving 60,000 customers.

About Zions Bancorporation

        Zions Bancorporation is one of the nation's premier financial services companies, consisting of a collection of great banks in select high growth markets. Under local management teams and community identities, Zions operates over 400 full-service banking offices in Arizona, California, Colorado, Idaho, Nevada, New Mexico, Utah and Washington and has assets of $28.6 billion as of December 31, 2003. In addition, Zions is a national leader in SBA lending, public finance advisory services, agricultural finance and electronic bond trading. The Company is included in the S&P 500 Index.

About Quotesmith.com

        Founded in 1984, Quotesmith.com owns and operates a comprehensive online consumer insurance information service at www.insure.com. Catering to self-directed insurance shoppers, Quotesmith.com provides an array of comparative auto, life and health quotes, combined with information and decision-making tools that are not available from any other single source. Insure.com plays home to over 3,000 originally authored articles on various insurance topics that are searchable by subject. Visitors to the Company's Web site are able to obtain instant quotes from more than 200 leading insurers, achieve maximum savings and have the freedom to buy from any company shown. Quotesmith.com also provides personalized insurance brokerage and policy placement services for its customers. Shares of Quotesmith.com trade on the Nasdaq SmallCap Market under the symbol "QUOT."

        In connection with the proposed transactions, Quotesmith.com will be filing proxy statements and other materials with the Securities and Exchange Commission. INVESTORS ARE URGED TO READ THE PROXY STATEMENT AND THESE MATERIALS WHEN THEY ARE AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Quotesmith.com and its officers and directors may be deemed to be participants in the solicitation of proxies with respect to the proposed transaction matters. Information regarding such individuals is included in Quotesmith.com's proxy statements and Annual Reports on Form 10-K previously filed with the Securities and Exchange Commission, and in the proxy statement relating to the transactions when it becomes available. Investors may obtain a free copy of the proxy statements and other relevant documents when they become available as well as other materials filed with the Securities and Exchange Commission concerning Quotesmith.com and these individuals at the Securities and Exchange Commission's website at http://www.sec.gov. These materials and other documents may also be obtained for free from: Quotesmith.com, Inc., 8205 South Cass Avenue, No. 102, Darien, Illinois 60561, Attn: Secretary.

Cautions about Forward-Looking Statements

        This announcement may contain forward-looking statements that involve risks, assumptions and uncertainties pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. This announcement also contains forward-looking statements about events and circumstances that have not yet occurred and may not occur. These forward-looking statements are inherently difficult to predict. Expressions of future goals and similar expressions including, without limitation, "intend," "may," "plans," "will," "believe," "should," "could," "hope," "expects," "expected," "does not currently expect," "anticipates," "predicts," "potential" and "forecast," reflecting something other than historical fact, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Investors should be aware that actual results may differ materially from the results predicted and reported results should not be considered an indication of future performance. Reported Web site activity and/or quotes are not necessarily indicative of any present or future revenue. The Company will not necessarily update the information in this press release if any forward-looking statement later turns out to be inaccurate. Potential risks and uncertainties include, among others, Quotesmith.com's ability to successfully launch and realize revenues from new products and services, potential business risks associated with generating revenues from the insure.com platform, anticipated losses, unpredictability of future revenues, potential fluctuations in quarterly operating results, seasonality, consumer trends, competition, risks of system interruption, the evolving nature of its business model, the increasingly competitive online commerce environment, dependence on continuing growth of online commerce and risks associated with capacity constraints and the management of growth. More information about potential factors that could affect the Company's financial results are included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002 and the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, which are on file with the United States Securities and Exchange Commission.

        Risks and uncertainties affecting the proposed asset acquisition of Life Quotes include the following:

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  The closing of the transaction is subject to conditions

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  The anticipated benefits to Quotesmith.com will depend upon a number of variables, including our ability to retain key personnel, our ability to acquire, retain and cross-sell customers of Life Quotes, Inc. and our ability to successfully integrate additional insurance offerings into the Life Quotes business model.

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  If the acquisition is completed, integrating the operations of Life Quotes with those of Quotesmith.com will create significant challenges for the operational, financial and management information systems of Quotesmith.com. If the acquisition poses greater than anticipated challenges and risks, the acquisition could have a negative effect on the operating results of Quotesmith.com.

        Quotesmith.com and Insure.com are service marks of Quotesmith.com, Inc. All other names are trademarks of their respective owners. Copyright 2004. All rights reserved. Quotesmith.com, Inc.

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